Exhibit 99.1

China GengSheng Minerals Awarded $4.2 Million Follow-on Fracture
Proppants Contract from AMSAT International

Export Shipments of 1,500 Metric Tons per Month Beginning July 2011

GONGYI, China, June 13, 2011 – China GengSheng Minerals, Inc. (AMEX:CHGS), a leading China-based high-tech industrial materials manufacturer producing heat resistant, energy efficient materials for a variety of industrial applications, today announced that it has been awarded a $4.2 million follow-on fracture proppants supply contract from AMSAT International, a Florida-based technology company specializing in advanced ceramics. The Company will begin shipping fracture proppants under this new contract in July 2011, and expects to supply approximately 1,500 metric tons per month through December 2011, with specific quantities determined on a monthly basis, subject to available capacity.

This award follows the fulfillment of a $5.4 million contract with AMSAT International, under which GengSheng supplied approximately12,000 metric tons of proppant materials between January and June 2011.

“This represents our fourth supply contract with AMSAT, and we are proud that they continue to recognize GengSheng as a long-term, value-added partner and supplier of high quality proppant materials to their North American customers,” said Mr. Shunqing Zhang, Chairman and CEO of China GengSheng Minerals. “This latest order reinforces our belief in the sizeable growth opportunity for fracture proppants in the overseas markets, as we continue to build our brand, expand our sales channels, increase capacity and advance our products through continued technological development.”

Mr. Zhang continued, “We remain excited about the international opportunities for our proppants business, as export sales typically carry more favorable payment terms than our domestic contracts. We believe that the continued expansion of our overseas business will help reduce receivables and DSOs, while improving cash flow from operations and supporting our overall working capital needs as we grow the Company.”

Similar to the Company’s December 2010 order from AMSAT, this contract is for the supply of customized 69 MPa-sized proppant materials, which AMSAT will distribute to its North American customers in the oil and gas industry.

The Company launched its fracture proppant products in late 2007, and achieved revenue of $14.3 million in 2010, representing a three-year compound annual growth rate of 217%. In order to address growing domestic and international demand, GengSheng expanded manufacturing capacity to 90,000 metric tons in the first quarter of 2011, through a combination of in-house and OEM capacity. Additionally, the Company has begun construction on its second 60,000 metric ton fracture proppant manufacturing facility, which is expected to begin production in the third quarter of 2011. In 2011 to date, GengSheng has signed fracture proppant supply contracts totaling $20.1 million.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics and fracture proppants. A market leader offering customized solutions, GengSheng sells its products primarily to the iron-and-steel industry as heat-resistant components for steelmaking furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou SouthEast Prefecture Co., Ltd., GengSheng New Materials Co., Ltd, and Henan GengSheng High Temperature Materials Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

To be added to the Company’s email distribution for future press releases, please send your request to gengsheng@tpg-ir.com.

Forward-looking Statement

This press release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely, ” “should,” “could,” “would,” “may” or words or expressions of similar meaning. Such forward-looking statements are only predictions and are not guarantees of future performance. Investors are cautioned that any such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties, certain assumptions and factors relating to the operations and business environments of China GengSheng Minerals, Inc. and its subsidiaries that my cause the actual results of the companies to be materially different from any future results expressed or implied in such forward-looking statements. Although China GengSheng Minerals, Inc. believes that the expectations and assumptions reflected in the forward-looking statements are reasonable based on information currently available to its management, China GengSheng Minerals, Inc. cannot guarantee future results or events. China GengSheng Minerals, Inc. expressly disclaims a duty to update any of the forward-looking statement.

Contacts:
In the US:
The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
1+212-481-2050
gengsheng@tpg-ir.com

In China:
The Piacente Group, Inc.
Investor Relations
Wendy Sun
+86-10-6590-7991
gengsheng@tpg-ir.com

China GengSheng Minerals, Inc.
Investor Relations
Mr. Shuai Zhang
gszs@gengsheng.com
+86-135-2551-0415